Exhibit 99.1


     ElkCorp Increases Earnings per Diluted Share Outlook to $0.72 to $0.74 for its Fiscal Third Quarter; Company to Present at SunTrust Conference
                           April 12 at 8:10 a.m. EDT

     DALLAS--(BUSINESS WIRE)--April 11, 2005--ElkCorp, (NYSE:ELK), announced an increased earnings outlook for its third fiscal quarter of 2005, ended March 31, 2005. The company now expects earnings per diluted share to be in the range of $0.72 to $0.74 compared to the $0.62 to $0.67 per diluted share guidance given in ElkCorp's second quarter earnings release dated January 20, 2005.
     The increased estimate for the quarter is primarily driven by record laminated shingle shipments, production improvements and improved pricing, which offset continued high raw material and transportation costs. The better than anticipated performance in the company's roofing business was partially offset by a challenging quarter in the composite lumber business. Slower than expected ramp up of new production, higher than anticipated raw material costs and slower than anticipated ramp-up of Elk's new line of products for non-decking markets resulted in lower than anticipated results. Because of the challenges faced in the third quarter the company does not expect the composite business to meet prior expectations for the fiscal year. However, the company remains confident in the platform's ability to meet its long-term goals. The recent appointment of a new Executive Vice President as well as the addition of key personnel to provide enhancements to the composite platform's organizational structure, combined with the capacity added as the newly commissioned extruders come on-line, will assist Elk in taking advantage of the substantial growth opportunities in these key markets.
     "We continue to see strong demand from the areas affected by hurricanes last year and we anticipate this demand to continue throughout the calendar year, although we do expect demand to trail off toward the end of the calendar year," said Thomas Karol, chairman and chief executive officer of ElkCorp. "The significant shingle demand has brought our inventories lower than we would like but we have been able to leverage efficiencies in production to increase our shingle shipments to record levels and service demand. Raw material and freight costs remain high throughout the industry; however, we have been able to effectively manage expenses and minimize the overall impact of these costs with offsetting price increases."
     Mr. Karol continued, "In our composites business, we faced some obstacles in the quarter such as longer than anticipated code body approval of our products, higher raw material costs and a slower than anticipated ramp-up of our composites into non-decking markets. We continue to make progress in addressing the issues faced in this quarter and are pleased with the impact the new organizational structure has made since their appointment. We are confident in the future of this product platform and its long-term positive impact on the business."
     The company will release its fiscal third quarter results on Thursday, April 21, following the close of the market. ElkCorp will also host a conference call on April 22, 2005, at 11:00 a.m. EDT to further discuss its earnings and operations for the third quarter as well as expectations for its fourth quarter and fiscal year end. Investors and other interested parties may participate in the live audio webcast by visiting the investor relations section of the ElkCorp Web site at www.elkcorp.com.
     ElkCorp will be presenting at the SunTrust Robinson Humphrey 34th Annual Institutional Investor Conference on April 12 at the Ritz-Carlton, Buckhead in Atlanta. Chairman and Chief Executive Officer Thomas Karol will be addressing key investors and analysts regarding the Company's operations and strategies for the future. A live audio Web broadcast of the presentation will begin at approximately 8:10 am EDT and can be accessed through the investor relations section of the ElkCorp Web site. A replay of this presentation will also be available on the site for 30 days.

    About ElkCorp

     ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.

    Safe Harbor Provisions

     In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the fiscal 2005 third quarter. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2004 and Form 10-Q for the quarter ended December 31, 2004. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: ElkCorp, Dallas
             Investor Relations Contact
             Stephanie Elwood, 972-851-0472